                                                                   EXHIBIT 10.1


                            EMPLOYMENT AGREEMENT

This Agreement is entered into this 28th day of March 1997, between THOMAS A. GILDEHAUS (the "Executive") and NORTHWESTERN STEEL AND WIRE COMPANY, an Illinois corporation (the "Company").

WHEREAS, the Company desires to retain the exclusive services of Executive and Executive desires to render such services to the Company, commencing on April 14, 1997 ("Effective Date"), on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth in this Agreement, Executive and the Board of Directors of the Company (the "Board") hereby agree, effective as of the Effective Date, as follows:

1.   Services

     1.1 Employment. The Company hereby employs Executive, commencing on the Effective Date, as Chairman of the Board, Chief Executive Officer reporting to the Board, member of the Board and Executive Committee thereof. By executing this Agreement, Executive agrees to serve in such position and to devote full time, attention, loyalty and best efforts to the performance of Executive's duties hereunder. Executive shall perform such services as the Company directs from time to time, provided that such duties be commensurate with the position of chief executive, which shall not be less than the positions set forth in the first sentence of this Section 1.1. The foregoing shall not prevent Executive from engaging in civic or charitable activities which do not materially interfere with Executive's performance of his duties hereunder, and Executive may, with the prior written consent of the Board, serve on the board of directors of another entity consented to by the Board (which shall include those boards on which the Executive serves as of the Effective Date) if the performance of his duties as such does not materially interfere with performance of his duties hereunder.

     1.2 Term of Employment/Exclusivity. The employment of Executive shall commence on the Effective Date and shall continue at will until terminated by either party. Notwithstanding the foregoing, termination at any time shall be subject to the provisions provided in Sections 3 and 4 hereof. Executive shall render his services under this Agreement on a full time, exclusive basis to the Company.

     1.3 Confidentiality. Executive acknowledges that his employment under this Agreement may bring Executive into close contact with many of the Company's (which for purposes of Section 1.3 and 1.4 shall mean the Company and any affiliated companies) confidential affairs, including information about costs, profits, business opportunities, key personnel, operational methods, plans for future development, and other business affairs, and other information not readily available to the public. Executive further acknowledges that the services agreed to under this Agreement are of a special and unique character and that the Company competes in nearly all of its business activities with other organizations for which Executive's services and expertise would be valuable. In recognition, thereof, Executive agrees and covenants:

              1.3.1 to keep secret all information of the Company which is not publicly known and not to disclose such matters to anyone outside the Company either while Executive is employed with the Company or thereafter, except (a) with the Company's express prior written authorization or (b) pursuant to subpoena, court order or similar judicial process about which Executive has given the Company notice immediately upon Executive's receipt thereof; and

              1.3.2 to deliver promptly to the Company, upon termination of Executive's employment with the Company (whether upon expiration of the Term of Employment or prior thereto), or at any other time that the Company may so request, all memoranda, notes, records, reports, and other documents or other repositories of information (and all copies thereof) containing any information concerning confidential information, whether prepared by Executive, the Company or anyone else.

              1.3.3 (a) Provided that the Company has not materially breached any provision of this Agreement, not to make, publicly or privately, any disparaging remarks of any nature whatsoever about the Company or any of its employees, customers or prospects, and the Company agrees, provided Executive has not materially breached any provision of this Agreement, not to make, publicly or privately, any disparaging remarks of any nature whatsoever about Executive, and (b) to coordinate with the Company concerning comments, made publicly or privately (other than to his immediate family), on his employment, except to the extent reasonably required to obtain new employment and in any event consistent with clause 1.3.3(a) hereof.

2.   Compensation.

     2.1 Base Compensation. In full consideration for the services to be rendered by Executive under this Agreement the Company agrees to pay Executive a salary of $390,000 per annum ("Base Compensation"). In the event Executive's employment with the Company is extended beyond the first anniversary of the Effective Date, Executive's salary shall be determined by the Compensation Committee of the Board but shall not be less than the Base Compensation hereunder. Such salary shall be payable in accordance with the Company's payroll procedures, unless otherwise agreed by the Company and Executive in writing. Such amounts shall be subject to deductions for taxes, social security and other withholdings as may be required by law.

     2.2 Bonus Compensation. In addition to the Base Compensation described in paragraph 2.1, each fiscal year of the Company during the Term of Employment Executive will be eligible for a target bonus equal to $300,000, payable annually, subject to the performance targets and other provisions of the Company's management incentive plan (the "Bonus Plan").

     2.3  Executive Benefits.

          2.3.1 Insurance. The Company will secure and pay the premiums on an insurance policy on Executive's life in the amount of $1,000,000. In addition, the Company will purchase a disability income policy providing for payments to Executive in an amount of not less than 60% of Base Compensation.

          2.3.2 Memberships. The Company will pay initiation fees and ongoing dues relating to Executive's membership in a country club or his choice in the Sterling/Rock Falls, IL area and non-resident dues relating to Executive's membership in a business club of his choice in the Chicago area.

     2.4 Relocation Expenses. The Company will reimburse Executive for reasonable costs incurred in connection with his relocation to a residence in the Sterling/Rock Falls, IL area. In addition, the Company will pay hotel or other temporary housing expenses for a period of up to two months following the commencement of Executive's employment with the Company.

     2.5 Common Stock Options. Executive shall be granted options to purchase 250,000 shares of the Company's common stock at $3.75 per share and an additional 250,000 shares at $4.00 per share. Options will vest ratably over three years and will remain exercisable until the 9th anniversary of the initial option grants as provided for in the "Stock Option Agreement" set forth in Appendix A, attached hereto.

     2.6 Pension and 401(k). Executive is eligible for benefits under the Company's Pension Plan B (the "Pension Plan") for salaried employees in line with its vesting requirements and other provisions. Executive is also eligible for participation in the Company's 401(k) Salary Deferral Plan (the "401(k) Plan"), in accordance with the terms thereof.

     2.7 Non-Qualified Deferred Compensation. The Company will also establish for Executive a nonqualified supplemental executive retirement plan (the "SERP") which will provide additional benefits, as provided therein and attached hereto as Appendix B, which would have been payable to Executive under the Pension Plan and 401(k) Plan if not for the limits imposed by the Internal Revenue Code (subject to certain limitations set out in the SERP).

3.   Termination of Employment.

     3.1  Termination by the Company.

          3.1.1 Termination for Cause. The Company may terminate Executive's employment with the Company "For Cause" by written notice to Executive, with the consequences set forth in paragraph 3.3.1 below. "For Cause", as used in this Agreement, shall mean (a) any commission by Executive of a significant or material act of dishonesty, or a willful or intentional act having an effect of materially injuring the reputation, business or business relationships of the Company, (b) conviction of a felony involving an act of dishonesty or moral turpitude, (c) material breach of the confidentiality and non-interference provisions in paragraphs 1.3 or 3.5.1 of this Agreement, or (d) willful failure to comply with the provisions of this Agreement or failure to follow the reasonable directives of the Company's Board of Directors. Termination pursuant to paragraph 3.1.1(d) will not be effective until the Company shall have given Executive written notice of the complaint against Executive, and Executive fails to sufficiently correct his conduct within thirty (30) days after the receipt of such notice from the Company.

          3.1.2 Other Termination. In addition, the Company shall have the right in its sole discretion to terminate Executive's employment with the Company for any reason whatsoever, or for no reason, with the consequences set forth in paragraph 3.3.2 below.


     3.2  Termination by Executive.

          3.2.1 Termination for Good Reason. Executive shall have the right to terminate his employment with the Company for "Good Reason", with the consequences set forth in paragraph 3.3.2 below, by giving written notice to the Company of such resignation and the reason(s) therefor; provided that such termination will not be effective until Executive shall have given the Company written notice specifying the claimed breach, and the Company fails to correct the claimed breach within fifteen (15) days after the receipt of the applicable notice (ten (10) days after the receipt of the applicable notice if the failure to perform is a failure to pay money due under the terms of this Agreement) or such longer time as may be reasonably required by the nature of the claimed breach. "Good Reason" shall have the meaning set forth in Section 3.4.1.

          3.2.2 Other Termination. In addition, Executive shall have the right in his sole discretion to terminate his employment with the Company for any reason whatsoever, or for no reason, with the consequences set forth in paragraph 3.3.1 below.

          3.3    Severance Benefits.

          3.3.1 Termination by the Company For Cause or by Executive for other than Good Reason. If the Company terminates Executive's employment with the Company For Cause, or if Executive terminates Executive's employment with the Company for other than Good Reason, Executive shall have no right to any further compensation, except for any accrued but unpaid portion of Base Compensation due Executive for services rendered prior to the date of such termination, and such health benefits as the Company is required by law to continue to provide. If the Executive initiates his termination of employment for other than Good Reason, Executive shall be subject to the Non-Interference and Non-Competition provisions of Sections 3.5.1 and 3.5.2, below. If Company elects to invoke the requirements of Sections
     3.5.1 and 3.5.2 under this Section 3.3.1 with respect to Executive's termination for Cause, Company shall pay to Executive, as a severance benefit, the sum of Executive's Base Compensation and target bonus then in effect.

          3.3.2 Other Terminations. (a) If the Company terminates Executive's employment with the Company for any reason other than For Cause, or Executive terminates Executive's employment with the Company for Good Reason, Executive shall be entitled, as a severance benefit, to the sum of Executive's Base Compensation and target bonus then in effect; provided, however, Executive shall be subject to the requirements of Sections 3.5.1 and 3.5.2 during the 12 months following such termination.

          (b) If either the Company terminates Executive's employment with the Company for any reason, or Executive resigns for "Good Reason" within one
     (1) year following a "Change in Control," Executive shall be entitled, as a severance benefit, to twice the sum of the Base Compensation and target bonus then in effect, payable upon such termination.

     3.4  Definitions

          3.4.1 Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (a) any assignment to the Executive of any duties materially inconsistent with his status as Chairman and Chief Executive Officer of the Company, or any material diminution in the Executive's responsibility and authority to supervise and control the general management and operation of the Company's business; provided, however, that no such material diminution shall be deemed to occur by reason of the appointment of a non-employee Chairman of the Board of Directors of the Company; or (b) a reduction by the Company in the annual base salary of the Executive as provided in Section 2.1 hereof; or (c) a reduction by the Company in the annual target bonus of the Executive from the amount set forth in Section 2.2 hereof; or (d) any reduction or failure to provide the benefits described in Sections 2.3, 2.5, 2.6 or 2.7 or; (e) the Executive is not elected to the Board of Directors of the Company other than by reason of the Executive's refusal to stand for nomination or election.

          3.4.2 Change in Control. For purposes of this Agreement a "Change in Control" shall occur if:

          (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under
                 Section 14(d)(2) of the Exchange Act (other than shareholders holding more than 20% of the Company's voting securities as of the Effective Date), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or

          (b) during any period of two consecutive years (not including any period prior to the Effective Date of this Plan) individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Board of Directors or nomination for election by the stockholders of the Company was approved by a vote of at least three quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or

          (c) all or substantially all of the assets of the Company are liquidated or distributed.

     3.5  Obligations of Executive.

          3.5.1 Non-Interference. During Executive's tenure of employment with the Company and the twelve (12) months after termination of Executive's employment with the Company, Executive agrees to refrain from interfering with the employment relationship between the Company and other employees by soliciting any such individual to participate in, or be employed by, any business venture other than the Company and agrees to refrain from soliciting any business from any client or prospective client of the Company at the termination date of Executive's employment with the Company for himself or for any entity in which Executive has an interest or by which Executive is employed or retained as a consultant.

          3.5.2 Non-Competition. If Executive's employment with the Company shall be terminated for any reason then, provided the Company fulfills its obligations under Sections 3.3.1 or 3.3.2, if any, Executive shall not, for the period of twelve (12) months following such termination, be employed by, be a consultant to, be an officer or director of, or be connected in any manner with, any entity or person in the business of steel-making, steel fabricating, or steel selling or brokering.


4.   Death and Disability.

     4.1 Disability. Should Executive suffer physical or mental disability (so that Executive is not reasonably able to render full services to the Company) for any consecutive six (6) month period during his employment, the Company may, at any time after such six (6) month period, at the Company's written election, immediately terminate Executive's employment with the Company, effective on notice thereof by the Company to Executive. In the event of any termination pursuant to the foregoing provisions of this paragraph 4.1, both the Company and Executive shall be released and discharged of and from all further obligations under this Agreement except for (a) any accrued but unpaid portion of Base Compensation and Accrued Bonus due Executive for services rendered prior to the date of such termination and (b) Executive's obligations under paragraphs 1.3, 3.5.1 and 3.5.2. The Company's non-enforcement of this provision in one instance shall not be deemed to preclude it from subsequent enforcement of this provision thereafter.

     4.2 Death. Should Executive die at any time during his employment, this Agreement shall terminate, and the Company shall be released and discharged of and from all further obligations under this Agreement, except for any accrued but unpaid portion of Base Compensation and Accrued Bonus due Executive for services rendered prior to the date of death.

5.   General.

     5.1 Assignment. This Agreement shall inure to the benefit of the Company and the Company's successors and assigns, grantees and affiliated companies. Executive agrees that Company may assign this Agreement, grant its rights and delegate its duties, in whole or in part, to any affiliate of the Company or to any entity which the Company or any such affiliate is merged, consolidated or combined, or to any entity which may acquire all or a major portion of the assets of the Company or any such affiliate, provided that such affiliate or other entity succeeds to substantially all the assets and business of the Company.

     5.2 Severability. If any of the provisions contained, or if any of the rights or remedies enumerated, in this Agreement is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions. If an arbitrator or the courts of any one or more jurisdictions shall hold all or any part of such provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect the Company's right to relief in the courts of any other jurisdiction, as to failures to observe such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent provisions.

     5.3 Notice. Any notice required or desired to be given under this Agreement shall be given in writing, and shall be addressed to the Company at its principal executive office, or to Executive at his address set forth at the foot of this Agreement, or such other address as the Company or Executive may designate to the other in writing after the execution date of this Agreement, and shall be deemed given (a) by personal delivery when personally served, (b) one (1) day after telecopying or telegraphing, or (c) five (5) days after mailing by registered or certified mail, postage prepaid, return-receipt requested.

     5.4  Injunctive Relief.  In any action by the Company to enforce paragraph
1.3 or by the Company to enforce paragraphs 3.5.1 or 3.5.2, Executive acknowledges and agrees that it would be difficult if not impossible to ascertain or calculate actual monetary damages to the Company and therefore, in the event Executive violates paragraphs 1.3, 3.5.1 or 3.5.2 hereof, the party seeking to enforce such paragraph shall be entitled to such equitable relief, including, without limitation, specific performance and injunction, as such party may show itself entitled.

     5.5 Attorney's Fees. If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     5.6 Headings. The description headings used in this Agreement have been inserted for convenience only and do not constitute a part of this Agreement.

     5.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

     5.8 Entire Agreement, Waiver. This Agreement sets forth the entire understanding of the parties relating to Executive's employment by the Company. Executive hereby stipulates to the Company that on the date of this Agreement, Executive has no claim of any type against the Company, except claims that may arise under this Agreement. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended, except by a written instrument signed by the party against which the modification or waiver or amendment is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time shall not be considered to be a continuing waiver.

     5.9 Dispute Resolution. In the event of a dispute arising under this Agreement not resolved by the parties within 30 days, such dispute shall be resolved in Chicago pursuant to the rules of the American Arbitration Association using one arbitrator.

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.



                                             -----------------------------------
                                             Thomas A. Gildehaus
                                             121 Wallace Street
                                             Sterling, IL 61081



                                           NORTHWESTERN STEEL AND WIRE COMPANY


                                             By:
                                                --------------------------------

                                             Position:
                                                       -------------------------